NEWS RELEASE
Contact:	Robert D. Hardy, CFO
U.S. Concrete, Inc.
713-499-6222

FOR IMMEDIATE RELEASE

U.S. CONCRETE REPORTS SECOND QUARTER 2007 RESULTS

•	Second quarter revenues increased 18.3 percent to $223.2 million
•	Second quarter EBITDA increased 33.1 percent to $26.8 million
•	Provides third quarter and full year 2007 revenue and earnings guidance

AUGUST 9, 2007 - HOUSTON, TEXAS - U.S. Concrete, Inc. (NASDAQ: RMIX) today reported net income of $6.8 million, or $0.18 per diluted share, for the quarter ended June 30, 2007, compared to net income of $7.2 million, or $0.19 per diluted share, in the second quarter of 2006.

Net income for the first six months of 2007 was $1.1 million, or $0.03 per diluted share, compared to net income of $4.5 million, or $0.12 per diluted share, for the first six months of 2006.

SECOND QUARTER 2007 RESULTS

Revenues in the second quarter of 2007 increased 18.3 percent to $223.2 million, compared to $188.8 million in the second quarter of 2006, reflecting higher sales volumes (including the impact of recently completed acquisitions) and higher ready-mixed concrete average selling prices, partially offset by a decline in precast product sales.

The Company’s ready-mixed concrete sales volume in the second quarter of 2007 was approximately 2.01 million cubic yards, up 15.9 percent from 1.73 million cubic yards of ready-mixed concrete sold in the second quarter of 2006. Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, second quarter 2007 volumes were down approximately 12 percent from the second quarter of 2006. This decline reflects the continued slowdown in residential home construction activity in many of our markets, and the impact of adverse weather conditions, primarily in our north Texas market.

On a same-plant-sales basis, the Company’s average sales price per cubic yard of ready-mixed concrete increased approximately 8 percent during the second quarter of 2007, as compared to the second quarter of 2006. Including all volumes, the Company’s average sales price per cubic yard of ready-mixed concrete during the second quarter of 2007 was 3.9 percent higher, as compared to the second quarter of 2006, reflecting the impact of the 2006 acquisitions, primarily in its Texas markets, where prices are on average lower than in the Company’s other markets. On a sequential quarter basis, the Company’s average sales price per cubic yard of ready-mixed concrete increased slightly in the second quarter of 2007.

Revenues in the Company’s western precast segment were 11.9% lower in the second quarter of 2007, as compared to the second quarter of 2006, primarily due to the decline in residential construction activity in the Company’s northern California and Arizona markets.

Michael W. Harlan, President and Chief Executive Officer of U.S. Concrete, stated, “We were very pleased with our management team’s ability to react to very challenging conditions during the second quarter. The severe weather we encountered in our north Texas market, combined with the slowdown in residential construction had a negative impact on our volumes. However, in the face of these pressures, on a year-over-year basis, we were able to realize increases in our average sales price in all of our major markets, and our EBITDA margin expanded approximately 130 basis points over the second quarter of 2006. We remain extremely focused on managing our material spread and improving operating efficiencies for the remainder of the year.”

EBITDA was $26.8 million in the second quarter of 2007, up 33.1 percent, compared to EBITDA of $20.1 million in the second quarter of 2006. The Company defines EBITDA as net income (loss) plus the provision (benefit) for income taxes, net interest expense, and noncash goodwill impairments, depreciation, depletion and amortization. EBITDA is a non-GAAP financial measure. For reconciliations of EBITDA, free cash flow and net debt (other non-GAAP financial measures we use in this earnings release) to the most directly comparable GAAP financial measures, please see the attached “Additional Statistics” schedule.

The Company’s selling, general and administrative expenses were $17.1 million for the second quarter of 2007, compared to $14.7 million for the second quarter of 2006. As a percentage of revenues, selling, general and administrative expenses were 7.7 percent in the second quarter of 2007, as compared to 7.8 percent in the second quarter of 2006. Selling, general and administrative expenses in the second quarter of 2007 were higher than in the second quarter of 2006, primarily due to higher selling costs and higher professional costs and other administrative costs.

Depreciation, depletion and amortization expense for the second quarter of 2007 was up $3.4 million to $7.9 million, as compared to $4.5 million for the second quarter of 2006, primarily due to additional depreciation and amortization expense related to assets acquired in connection with the Company’s recent business acquisitions.

Interest expense for the second quarter of 2007 was up approximately $2.5 million to $7.2 million, compared to $4.7 million for the second quarter of 2006, primarily due to the additional borrowing and assumption of certain indebtedness related to our acquisitions in 2006.

The Company’s net cash used by operations for the second quarter of 2007 was $1.4 million, compared to net cash provided by operations of $1.4 million for the second quarter of 2006. The Company’s free cash flow (defined as net cash provided by operations less capital expenditures for property, plant and equipment, net of disposals) for the second quarter of 2007 was negative $5.9 million, compared to negative $12.3 million in the second quarter of 2006. Capital expenditures decreased $9.2 million in the second quarter of 2007, as compared to the second quarter of 2006.

The Company’s net debt at June 30, 2007 was $313.7 million, up $10.7 million from March 31, 2007. Net debt at June 30, 2007 was comprised of total debt of $321.7 million less, cash and cash equivalents of $8.0 million.

Robert D. Hardy, Executive Vice President and Chief Financial Officer of U.S. Concrete, stated, “Based on our credit facilities that we put into place over the last couple of years, together with the new $25 million credit facility established by our Michigan joint venture this quarter, we should have sufficient liquidity to execute our strategic initiatives going forward, including our existing capital expenditure program and acquiring small to mid-size in-market companies under our acquisition program. As of today, we have over $100 million of availability under our senior secured credit facility and we also expect to generate significant free cash flow in the second half of 2007 based on our outlook for the rest of the year.”

YEAR-TO-DATE 2007 RESULTS

Revenues for the six months ended June 30, 2007 increased 19.6 percent to $392.6 million, compared to revenues of $328.4 million for the first six months of 2006.

The Company’s ready-mixed concrete sales volume for the first half of 2007 was approximately 3.52 million cubic yards, up 17.2 percent from approximately 3.00 million cubic yards of ready-mixed concrete sold during the first half of 2006.

Excluding ready-mixed concrete volumes attributable to the Company’s acquired businesses, first half 2007 volumes were down approximately 14 percent on a same-plant-sales basis from the second quarter of 2006. This decline in volume reflects the continued slowdown in residential construction activity in many of our markets and the impact of adverse weather conditions primarily in our north Texas and our Atlantic Region markets, as compared to the first half of 2006.

On a same-plant-sales basis, the Company’s average sales price per cubic yard of ready-mixed concrete increased approximately 8 percent during the first half of 2007, as compared to the first half of 2006. Including all volumes, the Company’s average sales price per cubic yard of ready-mixed concrete during the first half of 2007 was 2.5 percent higher, as compared to the first half of 2006, reflecting the impact of the 2006 acquisitions, primarily in its Texas markets, where prices are on average lower than its other markets.

EBITDA was $31.3 million, or 8.0 percent of revenues, in the first half of 2007, as compared with $23.9 million, or 7.3 percent of revenues, in the first half of 2006. The increase in EBITDA in the first half of 2007, as compared to the first half of 2006, was mostly due to gross profit improvements, primarily related to higher ready-mixed concrete sales volumes, partially offset by higher selling, general and administrative expenses.

The Company’s selling, general and administrative expenses were $34.9 million in the first half of 2007, compared to $30.1 million in the first half of 2006. This increase was primarily due to higher labor expenses. As a percentage of revenues, selling, general and administrative expenses decreased from 9.2 percent in the first half of 2006 to 8.9 percent in the first half of 2007.

The Company’s net cash used by operations for the first half of 2007 was $2.4 million, compared to cash provided by operations of $2.1 million for the first half of 2006. The Company’s free cash flow for the first half of 2007 was negative $14.3 million, as compared to negative $16.0 million for the first half of 2006, reflecting lower capital expenditures partially offset by higher working capital requirements.

OUTLOOK

The statements in the following paragraphs are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not include the potential effects of any acquisitions or divestitures that may be completed after the date of this press release.

Based on current information, the Company expects third quarter 2007 revenues to be in the range of $265 million to $275 million, EBITDA to be in the range of $31 million to $36 million, and earnings per diluted share to be in the range of $0.26 to $0.32. The Company expects full-year 2007 revenues to be in the range of $895 million to $905 million and full-year EBITDA to be in the range of approximately $86 million to $91 million, and earnings per diluted share to be in the range of $0.46 to $0.53.

Commenting on the Company’s outlook, Mr. Harlan stated, “Looking forward to the rest of the year, a significant component of meeting or exceeding our outlook depends on achieving our ready-mixed concrete volumes targets. Our backlog, primarily our contracted backlog, looks strong and, we are hopeful that weather conditions will normalize and we can realize a majority of these expected volumes in our sales during the remainder of the year. Residential construction continues to show signs of further weakness and we don’t expect to see these conditions change for the rest of the year. We will continue to press the commercial and public works sectors of our operations.”

Commenting further, Mr. Harlan said, “We expect reasonable stability in our key markets for pricing of our products and associated raw material costs for the remainder of the year. Accordingly, I expect to continue to see upward movement in our margins. Regarding our acquisition strategy, we are evaluating several in-market transactions in our key markets. We remain disciplined in our valuation metrics and I would expect to announce additional transactions before the end of the year.”

CONFERENCE CALL

U.S. Concrete has scheduled a conference call for Thursday, August 9, 2007, at 10:00 a.m., Eastern Time, to review its second quarter 2007 results. To participate in the call, dial (303) 262-2131 at least ten minutes before the conference call begins and ask for the U.S. Concrete conference call. A replay of the conference call will be available through Thursday, August 16, 2007. To access the replay, dial (303) 590-3000 using the pass code 11094070#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by accessing www.us-concrete.com. To listen to the live call on the Web, please visit the Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live Web cast, an archive will be available shortly after the call.

USE OF NON-GAAP FINANCIAL MEASURES

This press release uses the non-GAAP financial measures “EBITDA,” “free cash flow” and “net debt.” The Company has included EBITDA in this press release because it is widely used by investors for valuation and comparing the Company’s financial performance with the performance of other building material companies. The Company also uses EBITDA to monitor and compare the financial performance of its operations. EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes, and thus does not reflect the funds actually available for capital expenditures. In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report. The Company considers free cash flow to be an important indicator of its ability to service debt and generate cash for acquisitions and other strategic investments. The Company believes that net debt is useful to investors as a measure of its financial position. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

ABOUT U.S. CONCRETE

U.S. Concrete services the construction industry in several major markets in the United States through its two business segments: ready-mixed concrete and concrete-related products; and western precast concrete. The Company has 150 fixed and nine portable ready-mixed concrete plants, nine pre-cast concrete plants, three concrete block plants and eight aggregates facilities. During 2006, these facilities produced approximately 9.1 million cubic yards of ready-mixed concrete, 4.0 million eight-inch equivalent block units and 4.6 million tons of aggregates. For more information on U.S. Concrete, visit http://www.us-concrete.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains various forward-looking statements and information that are based on management's belief, as well as assumptions made by and information currently available to management. These forward-looking statements speak only as of the date of this press release. The Company disclaims any obligation to update these statements and cautions you not to rely unduly on them. Forward-looking information includes, but is not limited to, statements regarding: the Company’s backlog, U.S. Concrete’s expected revenues, EBITDA and earnings per diluted share for the third quarter of 2007, the Company’s expected revenues, EBITDA and earnings per diluted share for the full year of 2007, stability of pricing and raw material costs in the Company’s markets and additional transactions by the Company in 2007. Although U.S. Concrete believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions; the level of activity in the construction industry; the ability of U.S. Concrete to complete acquisitions and to effectively integrate the operations of acquired companies; development of adequate management infrastructure; departure of key personnel; access to labor; union disruption; competitive factors; government regulations; exposure to environmental and other liabilities; the cyclical and seasonal nature of U.S. Concrete's business; adverse weather conditions; the availability and pricing of raw materials; and general risks related to the industry and markets in which U.S. Concrete operates. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. These risks, as well as others, are discussed in greater detail in U.S. Concrete's filings with the Securities and Exchange Commission, including U.S. Concrete's Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s subsequently filed Quarterly Report on Form 10-Q.

(Tables to follow)

 U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Sales	$223,233	$188,763	$392,622	$328,357
Cost of goods sold before depreciation, depletion and amortization	180,875	154,287	328,495	275,083
Selling, general and administrative expenses	17,111	14,705	34,852	30,139
Depreciation, depletion and amortization	7,861	4,495	15,079	8,671
Income from operations	17,386	15,276	14,196	14,464
Interest income	6	855	30	1,551
Interest expense	7,192	4,661	14,083	9,293
Other income, net	1,921	374	2,404	761
Minority interest in consolidated subsidiary	359	-	359	-
Income before income taxes	11,762	11,844	2,188	7,483
Income tax provision	4,938	4,641	1,093	2,981
Net income	$6,824	$7,203	$1,095	$4,502

Basic net income per share	$0.18	$0.19	$0.03	$0.13

Diluted net income per share	$0.18	$0.19	$0.03	$0.12

Basic common shares outstanding	38,169	37,685	38,104	35,820

Diluted common shares outstanding	38,964	38,891	38,833	37,019

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$7,983	$8,804
Trade accounts receivable, net	134,770	109,161
Inventories	36,135	33,777
Prepaid expenses	5,178	2,984
Other current assets	18,283	16,396
Total current assets	202,349	171,122

Properties, plant and equipment, net	281,882	281,021
Goodwill	264,078	251,499
Other assets, net	12,190	13,004
Total assets	$760,499	$716,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$3,538	$3,764
Accounts payable	63,323	49,785
Accrued liabilities	40,876	52,886
Total current liabilities	107,737	106,435

Long-term debt, net of current maturities	318,185	299,528
Other long-term liabilities and deferred credits	11,039	7,594
Deferred income taxes	34,446	33,512
Total liabilities	471,407	447,069

Commitments and contingencies

Minority interest in consolidated subsidiary	15,852	-

Stockholders’ equity:
Preferred stock	-	-
Common stock	39	39
Additional paid-in capital	265,797	262,856
Retained earnings	9,978	8,541
Treasury stock, at cost	(2,574)	(1,859)
Total stockholders’ equity	273,240	269,577
Total liabilities and stockholders’ equity	$760,499	$716,646

U.S. CONCRETE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:	$(2,390)	$2,068

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment, net of disposals of $2,164 and $1,978	(11,900)	(18,027)
Payments for acquisitions, net of cash received of $1.0 million in 2007	(5,285)	(23,289)
Other investing activities	(174)	425
Net cash used in investing activities	(17,359)	(40,891)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	20,439	-
Repayments of borrowings	(2,215)	(1,035)
Proceeds from issuance of common stock	-	84,812
Proceeds from issuance of common stock under compensation plans	1,467	4,379
Excess tax benefits from stock-based compensation	139	1,205
Purchase of treasury shares	(715)	(666)
Other financing activities	(187)	(666)
Net cash provided by financing activities	18,928	88,029
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(821)	49,206
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	8,804	23,654
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$7,983	$72,860

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, our management believes that certain non-GAAP performance measures and ratios, which our management uses in managing our business, may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. See the tables below for (1) presentations of our EBITDA, EBITDA margin and Free Cash Flow for the three months and six months ended June 30, 2007 and June 30, 2006 and a presentation of our Net Debt as of June 30, 2006 and 2007, and (2) corresponding reconciliations to GAAP financial measures for the applicable periods. We have also included in the tables below certain Ready-Mixed Concrete Statistics for the three and six months ended June 30, 2007 and June 30, 2006.

We define EBITDA as our net income (loss) plus the provision (benefit) for income taxes, net interest expense, and noncash goodwill impairments, depreciation, depletion and amortization. We define EBITDA margin as the amount determined by dividing EBITDA by total sales. We have included EBITDA and EBITDA margin in the accompanying tables and discussion because they are widely used by investors for valuation and comparing our financial performance with the performance of other building material companies. We also use EBITDA to monitor and compare the financial performance of our operations. EBITDA does not give effect to the cash we must use to service our debt or pay our income taxes and thus does not reflect the funds actually available for capital expenditures. In addition, our presentation of EBITDA may not be comparable to similarly titled measures other companies report.

We define Free Cash Flow as cash provided by operations less capital expenditures for property, plant and equipment, net of disposals. We consider Free Cash Flow to be an important indicator of our ability to service our debt and generate cash for acquisitions and other strategic investments.

We define Net Debt as total debt, including current maturities and capital lease obligations, minus cash and cash equivalents. We believe that Net Debt is useful to investors as a measure of our financial position.

Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported operating results or cash flow from operations or any other measure of performance prepared in accordance with GAAP.
	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$90.89	$90.72
Volume in cubic yards	2,005	3,519

EBITDA reconciliation:
Net income	$6,824	$1,095
Income tax provision	4,938	1,093
Interest expense, net	7,186	14,053
Depreciation, depletion and amortization	7,861	15,079
EBITDA	$26,809	$31,320
EBITDA margin	12.0%	8.0%

Free Cash Flow reconciliation:
Net cash used by operations	$(1,418)	$(2,390)
Less capital expenditures, net of disposals of $1,914 and $2,164	(4,526)	(11,900)
Free Cash Flow	$(5,944)	$(14,290)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$321,723
Less cash and cash equivalents	7,983
Net Debt	$313,740

U.S. CONCRETE, INC.
ADDITIONAL STATISTICS
(In thousands, unless otherwise noted; unaudited)

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006
Ready-Mixed Concrete Statistics:
Average price per cubic yards (in dollars)	$87.52	$88.50
Volume in cubic yards	1,730	3,002

EBITDA reconciliation:
Net income	$7,203	$4,502
Income tax provision	4,641	2,981
Interest expense, net	3,806	7,742
Depreciation, depletion and amortization	4,495	8,671
EBITDA	$20,145	$23,896
EBITDA margin	10.7%	7.3%

Free Cash Flow reconciliation:
Net cash provided by operations	$1,423	$2,068
Less capital expenditures, net of disposals of $922 and $1,978	(13,685)	(18,027)
Free Cash Flow	$(12,262)	$(15,959)

Net Debt reconciliation:
Total debt, including current maturities and capital lease obligations	$201,945
Less cash and cash equivalents	72,860
Net Debt	$129,085

The expected EBITDA used in this news release of approximately $31 million to $36 million in the third quarter of 2007 is calculated as follows: net income (estimated to be approximately $10 million to $13 million), plus the provision for income taxes (estimated to be approximately $6 million to $8 million), noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $8 million) and net interest expense (estimated to be approximately $7 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.

The expected EBITDA used in this news release of approximately $86 million to $91 million for the full year 2007 is calculated as follows: net income (estimated to be approximately $17 million to $20 million), plus the provision for income taxes (estimated to be approximately $11 million to $13 million), noncash goodwill impairments, depreciation, depletion and amortization (estimated to be approximately $31 million) and net interest expense (estimated to be approximately $28 million). All amounts provided in this paragraph have been rounded to the nearest million dollar amount.